EXHIBIT 10.12

November 11, 2008

George Schulze
701 Crown Meadow Drive
Great Falls, VA 22066

Dear George:

I am pleased to promote you to the SVP, Global Sales reporting to me. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether verbally or written.

Position
The position will be located at our headquarters in Gaithersburg, Maryland, and your starting date will be November 11, 2008.

Compensation
Your starting salary will be $325,000 per year with a target annual bonus of $200,000. Beginning in 2009, payment of the bonus will be subject to the terms of the GXS’ Management Bonus Plan, a copy of which is enclosed. Payments will be paid to you no later than the 15th of March following the calendar year in which the bonus was earned. Please note that the quotation of an annual rate of pay is merely for convenience and does not imply that your employment is for a year or any fixed period.

Stock-Based Compensation
Ownership is a cornerstone principle of GXS’ reward strategy.  The Compensation Committee of our Board of Directors has approved for you to receive an additional 225,000 options with an exercise price of $.50 per share. Please understand that the actual value that you realize from your options may vary greatly, based on the performance of GXS. We have designed the program with the intent to provide significant upside potential if GXS is successful. All terms related to the stock options are subject to the provisions of the GXS Holdings, Inc. Stock Incentive Plan and the Option Agreement which are enclosed.

Benefits
In addition to your compensation package you will be eligible for employee benefits (including vacation, medical, dental, vision, accident and disability insurance, 401(k) plans) in accordance with the terms of GXS’ benefit plans, as they may be modified in GXS’ discretion from time to time.

Management Incentive Award
You are eligible to participate in the GXS Management Incentive Award Program.  Eligibility, participation and bonus awards shall be governed by that plan as it may be amended by GXS from time to time. A copy of the Management Incentive Award Letter is attached for your signature.

Non-Competition and Non-Solicitation
You will acquire detailed knowledge of the GXS business and have access to proprietary, confidential business information of GXS, such that your subsequent use of such information and/or employment with a competitor of GXS could cause serious and irreparable competitive harm to GXS. Therefore, in consideration of your employment with GXS, and as a condition of that employment, you agree that for a period of twelve (12) months immediately following the termination of your employment with GXS (regardless of the reason for the termination) you will not, without the prior written consent of GXS Vice President of Human Resources;

(i) directly or indirectly, either as owner, principal, officer, agent, director, employee, consultant, or independent contractor, within any geographic region in which GXS conducts business, provide services to Sterling Commerce, Inovis, or EasyLink Services in connection with any business or other enterprise relating to software tools, solutions, or services used to conduct electronic commerce among companies, in a manner which may compete against any products or services offered or sold by GXS.

(ii) divert or otherwise take away any customer of GXS with which you had contact during the twelve (12) months prior to the termination of your employment with GXS.

(iii) directly or indirectly solicit, induce, or encourage any person who is an employee of GXS to terminate his/her relationship with GXS, or directly or indirectly hire or cause to be hired any person who is an employee of GXS.

Termination
Depending upon the reason for your employment with GXS ending, you will be covered by one of the following:

(1) Cause or Voluntarily Quit

If your employment terminates because you voluntarily quit or because GXS terminates you for “cause”, you will not be entitled to any additional compensation. “Cause” means willful or unreasonable neglect of your job duties, committing fraud, misappropriation or embezzlement; dishonesty; being convicted of a felony; willful unauthorized disclosure of GXS confidential information; and willfully or unreasonably engaging in conduct materially injurious to GXS.

(2) Termination Without Cause

If you are terminated without “cause” you will receive, as severance, continuation of your then current salary and medical benefits for nine months and a pro-rata portion (nine months) of your most recent annual bonus payment. For 2009, the pro-rata portion will be based on your annual bonus target. This payment will be subject to your signing GXS’ standard termination agreement, which will include a complete release for the benefit of GXS.

In the event of a Change of Control (as defined in the GXS Holdings, Inc. Stock Incentive Plan) and you are not offered a position comparable to your position as Senior Vice President, Global Sales for GXS following the Change in Control and you terminate your employment with GXS, or its successor, as a result then such termination will be deemed to be a Termination Without Cause.

In the event you are terminated without “Cause” within 12 months following a Change of Control (as such terms are defined in GXS Holdings, Inc. Stock Incentive Plan), the portion of the options granted to you under the Corporation’s Stock Incentive Plan pursuant to this letter that would have become vested and exercisable within the 12-month period following the date of termination would become fully vested and exercisable on the date of termination. The vested portion of such options would remain fully exercisable by you for three months following the date of termination of your employment.

In the event of any termination of your employment, you will be required to reimburse GXS for any outstanding monies owed to GXS that have not been repaid by the time employment is terminated. Acceptance of this letter will be your authorization to permit GXS, to the extent permitted by law, to deduct and offset any payments, including payment for salary, bonus, expenses, or vacation pay, otherwise owed to you upon termination of employment.

Compliance with Section 409A
To the extent that Section 409A of the Internal Revenue Code (“Code’’) applies to any payment or election required under this letter, such payment or election shall be made in conformance with the provisions of Section 409A of the Code. Certain provisions of this Agreement are intended to constitute a separation pay arrangement that does not provide for the deferral of compensation subject to Section 409A of the Code and, if any such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A. The remaining provisions of this Agreement are intended to comply with the provisions of Section 409A of the Code (to the extent applicable) and, to the extent that Section 409A applies to any provision of this Agreement and such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the provision complying with the applicable provisions of Section 409 A of the Code (including, but not limited to the requirement that any payment made on account of your separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder) (“Separation from Service”), shall not, if you are a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations issued thereunder), be made earlier than the first business day of the seventh month following your Separation from Service, or if earlier the date of your death). Any payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

Confidentiality/Integrity
This offer is made in the strictest confidence.  You are required to maintain the confidentiality of the information contained in this offer and any proprietary information you received from GXS in consideration of this offer. Failure to comply will result in the offer being summarily withdrawn.

GXS’ most valuable asset is its worldwide reputation for integrity and high standards of business conduct. Accordingly, please review the Code of Conduct and policies included within the enclosed Compliance Guide, and complete the acknowledgement to reaffirm your personal commitment to comply with these code and policies. Additionally, please sign the enclosed “Proprietary Information and Inventions Agreement”.

Dispute Resolution
I also want to remind you that agreed to be bound by all the terms and conditions of the GXS Dispute Resolution Program on February 22, 2005 and that you continue to be bound by these terms and conditions. Notwithstanding any term of the Dispute Resolution Program to the contrary, you agree that the substantive law of Maryland (and the federal judicial circuit with jurisdiction over Maryland) shall apply to all claims under the Dispute Resolution Program. A copy of the “Agreement to Resolve Employee Claims under the GXS Employee Dispute Resolution Program” is attached for you to sign.

Please sign below to indicate your acceptance of this offer and return to Ann Addison, VP of Human Resources.

I look forward to having you as a member of the Senior Executive leadership team and believe this position will provide you with the kind of challenge and career growth you are seeking.

Sincerely,

/s/ Bob Segert
Bob Segert
Chief Executive Officer

I accept this offer of employment with GXS and agree to all the terms stated or referred to in this letter.

/s/ George Schulze	11/11/08
Name	Date

cc: Ann Addison